Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927
FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS SECOND QUARTER NET REVENUES GROWTH OF 23%; RAISES FULL YEAR OUTLOOK

•	Second Quarter Net Revenues Increased 23% to $455 Million

•	Second Quarter Diluted EPS Increased 160% to $0.16

•	Company Raises 2013 Net Revenues Outlook to a Range of $2.23 Billion to $2.25 Billion (+22% to +23%)

•	Company Raises 2013 Operating Income Outlook to a Range of $258 Million to $260 Million (+24% to +25%)

Baltimore, MD (July 25, 2013) - Under Armour, Inc. (NYSE: UA) today announced financial results for the second quarter ended June 30, 2013. Net revenues increased 23% in the second quarter of 2013 to $455 million compared with net revenues of $369 million in the prior year's period. Net income increased 163% in the second quarter of 2013 to $18 million compared with $7 million in the prior year's period. Diluted earnings per share for the second quarter of 2013 were $0.16 compared with $0.06 per share in the prior year's period.

Second quarter apparel net revenues increased 23% to $310 million compared with $253 million in the same period of the prior year, primarily driven by new baselayer product and the expansion of the Storm and Charged Cotton® platforms. Second quarter footwear net revenues increased 21% to $82 million from $67 million in the prior year's period, led by the Highlight football cleat and the UA Spine platform. Second quarter accessories net revenues increased 30% to $51 million from $39 million in the prior year's period, primarily driven by headwear. Direct-to-Consumer net revenues, which represented 30% of total net revenues for the second quarter, grew 29% year-over-year.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, "We continued to create great excitement in the marketplace during the second quarter through innovative design across all platforms – apparel, footwear and accessories – speaking loudly to the next generation of Under Armour athletes. While we continue to see great momentum in our apparel business, we are demonstrating share gains in footwear on the field with baseball and football cleats, as well as building upon our momentum in running footwear with foundational platforms like UA Spine. This continued execution against our athlete's demanding expectations helped drive net revenues growth in excess of 20% for the 13th consecutive quarter."

Gross margin for the second quarter of 2013 was 48.3% compared with 45.9% in the prior year's quarter, primarily reflecting lower year-over-year North American apparel and accessories product costs and favorable year-over-year sales mix. Selling, general and administrative expenses as a percentage of net revenues were 41.2% in the second quarter of 2013 compared with 42.7% in the prior year's period, primarily reflecting the timing of marketing expenses. Second quarter operating income increased to $32 million compared with $12 million in the prior year's period.

Balance Sheet Highlights
Cash and cash equivalents increased 57% to $224 million at June 30, 2013 compared with $143 million at June 30, 2012. Inventory at June 30, 2013 increased 29% to $491 million compared with $381 million at June 30, 2012. Long-term debt decreased to $55 million at June 30, 2013 from $74 million at June 30, 2012.

Updated 2013 Outlook
The Company had previously anticipated 2013 net revenues in the range of $2.21 billion to $2.23 billion, representing growth of 21% to 22% over 2012, and 2013 operating income in the range of $256 million to $258 million, representing growth of 23% to 24% over 2012. Based on current visibility, the Company now expects 2013 net revenues in the range of $2.23 billion to $2.25 billion, representing growth of 22% to 23% over 2012, and 2013 operating income in the range of $258 million to $260 million, representing growth of 24% to 25% over 2012. The Company now anticipates an effective tax rate of 40.0% to 41.0% for the full year, compared to prior full year guidance of 39.0% to 39.5% and 36.7% for 2012. The Company continues to anticipate fully diluted weighted average shares outstanding of approximately 108 million to 109 million for 2013.

Mr. Plank concluded, "We are set up a for a strong second half of the year which we recently kicked off through the debut of our Global Brand Holiday, 'Ready for August.'  This is the second chapter in the three Brand Holidays we will deliver this year and tells the story of high school football in the U.S. and fútbol globally.  In conjunction with this global campaign, we debuted Speedform, a revolutionary running shoe actually built in a bra factory that features a non-traditional seamless heel cup that will help redefine fit in the category. We are also building on our leadership position in baselayer this fall with our latest innovation, ColdGear® Infrared, allowing athletes to stay warmer, longer. These exciting product introductions, along with the existing platforms we continue to build, highlight the ongoing strength of our product pipeline and increase our conviction in achieving our long-term global ambitions."

Conference Call and Webcast
The Company will provide additional commentary regarding its second quarter results as well as its updated 2013 outlook during its earnings conference call today, July 25, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.
Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The Company's products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.ua.com.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.
For the Quarter and Six Months Ended June 30, 2013 and 2012
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended June 30,				Six Months Ended June 30,
	2013	% of Net Revenues	2012	% of Net Revenues	2013	% of Net Revenues	2012	% of Net Revenues
Net revenues	$454,541	100.0%	$369,473	100.0%	$926,149	100.0%	$753,862	100.0%
Cost of goods sold	234,910	51.7%	200,006	54.1%	489,967	52.9%	409,191	54.3%
Gross profit	219,631	48.3%	169,467	45.9%	436,182	47.1%	344,671	45.7%
Selling, general and administrative expenses	187,321	41.2%	157,747	42.7%	390,380	42.2%	308,548	40.9%
Income from operations	32,310	7.1%	11,720	3.2%	45,802	4.9%	36,123	4.8%
Interest expense, net	(711)	(0.1)%	(1,320)	(0.3)%	(1,436)	(0.1)%	(2,675)	(0.4)%
Other income (expense), net	(797)	(0.2)%	510	0.1%	(557)	(0.1)%	592	0.1%
Income before income taxes	30,802	6.8%	10,910	3.0%	43,809	4.7%	34,040	4.5%
Provision for income taxes	13,236	2.9%	4,242	1.2%	18,429	2.0%	12,711	1.7%
Net income	$17,566	3.9%	$6,668	1.8%	$25,380	2.7%	$21,329	2.8%
Net income available per common share
Basic	$0.17		$0.06		$0.24		$0.20
Diluted	$0.16		$0.06		$0.24		$0.20
Weighted average common shares outstanding
Basic	105,265		104,324		105,081		104,085
Diluted	107,417		105,972		107,256		105,838
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
Apparel	$310,221	$252,849	22.7%	$655,747	$536,180	22.3%
Footwear	81,651	67,425	21.1%	162,434	131,088	23.9%
Accessories	51,024	39,220	30.1%	87,106	68,855	26.5%
Total net sales	442,896	359,494	23.2%	905,287	736,123	23.0%
Licensing revenues	11,645	9,979	16.7%	20,862	17,739	17.6%
Total net revenues	$454,541	$369,473	23.0%	$926,149	$753,862	22.9%
NET REVENUES BY GEOGRAPHIC SEGMENT

	Quarter Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
North America	$428,859	$348,898	22.9%	$869,727	$711,419	22.3%
Other foreign countries	25,682	20,575	24.8%	56,422	42,443	32.9%
Total net revenues	$454,541	$369,473	23.0%	$926,149	$753,862	22.9%

Under Armour, Inc.
As of June 30, 2013, December 31, 2012 and June 30, 2012
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 6/30/13	As of 12/31/12	As of 6/30/12
Assets
Cash and cash equivalents	$223,842	$341,841	$142,928
Accounts receivable, net	212,836	175,524	175,249
Inventories	490,943	319,286	380,895
Prepaid expenses and other current assets	52,291	43,896	56,145
Deferred income taxes	32,043	23,051	22,078
Total current assets	1,011,955	903,598	777,295
Property and equipment, net	190,924	180,850	163,829
Intangible assets, net	3,798	4,483	5,222
Deferred income taxes	26,642	22,606	17,128
Other long term assets	42,069	45,546	41,215
Total assets	$1,275,388	$1,157,083	$1,004,689
Liabilities and Stockholders’ Equity
Accounts payable	$217,925	$143,689	$145,649
Accrued expenses	77,935	85,077	59,626
Current maturities of long term debt	5,112	9,132	42,387
Other current liabilities	2,923	14,330	3,876
Total current liabilities	303,895	252,228	251,538
Long term debt, net of current maturities	50,387	52,757	31,499
Other long term liabilities	44,099	35,176	32,519
Total liabilities	398,381	340,161	315,556
Total stockholders’ equity	877,007	816,922	689,133
Total liabilities and stockholders’ equity	$1,275,388	$1,157,083	$1,004,689

Under Armour, Inc.
For the Six Months Ended June 30, 2013 and 2012
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities
Net income	$25,380	$21,329
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	23,618	20,714
Unrealized foreign currency exchange rate losses	1,617	908
Loss on disposal of property and equipment	466	400
Stock-based compensation	18,878	10,350
Deferred income taxes	(13,228)	(6,980)
Changes in reserves and allowances	932	1,358
Changes in operating assets and liabilities:
Accounts receivable	(37,594)	(42,639)
Inventories	(175,549)	(57,572)
Prepaid expenses and other assets	(4,066)	(1,541)
Accounts payable	77,644	44,543
Accrued expenses and other liabilities	2,812	(5,658)
Income taxes payable and receivable	(11,386)	(12,047)
Net cash used in operating activities	(90,476)	(26,835)
Cash flows from investing activities
Purchases of property and equipment	(39,696)	(23,560)
Purchases of other assets	(475)	—
Change in loans receivable	(1,700)	—
Change in restricted cash	—	(396)
Net cash used in investing activities	(41,871)	(23,956)
Cash flows from financing activities
Payments on long term debt	(2,895)	(3,838)
Excess tax benefits from stock-based compensation arrangements	9,455	12,693
Proceeds from exercise of stock options and other stock issuances	9,738	9,852
Net cash provided by financing activities	16,298	18,707
Effect of exchange rate changes on cash and cash equivalents	(1,950)	(372)
Net decrease in cash and cash equivalents	(117,999)	(32,456)
Cash and cash equivalents
Beginning of period	341,841	175,384
End of period	$223,842	$142,928

Non-cash investing and financing activities
Increase (decrease) in accrual for property and equipment	$(7,200)	$24